EX-23.1
             CONSENT OF JAMES E. SLAYTON, CPA


James E. Slayton, CPA
3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333




                                  July 26, 2000

TO WHOM IT MAY CONCERN:

     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Freedom Surf, Inc., from January 1, 1998 through December 31, 1999, in any filings that are necessary now or in the future to be filed with the U. S. Securities and Exchange Commission.


PROFESSIONALLY,

/S/ James E. Slayton, CPA
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